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                                                                     Exhibit 5.1


November 12, 2003

Buckeye Partners, L.P.
5 Radnor Corporate Center, Suite 500
100 Matsonford Road
Radnor, Pennsylvania  19087

Re: Buckeye Partners, L.P., Amendment No. 1 to Registration Statement on Form S-4 (Registration No. 333-108969)

Ladies and Gentlemen:

We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the proposed offering, issuance and sale of $150,000,000 aggregate principal amount of the Partnership's 6-3/4% Notes due 2033 (the "New Notes") in exchange for an identical aggregate principal amount of the Partnership's outstanding 6-3/4% Notes due 2033 (the "Outstanding Notes"). The New Notes are issuable, and the Outstanding Notes were issued, under an Indenture dated as of July 10, 2003 (the "Base Indenture") between the Partnership and SunTrust Bank, as trustee (the "Trustee"), as supplemented by a first supplemental indenture dated as of July 10, 2003 (the "First Supplemental Indenture") and a second supplemental indenture dated as of August 19, 2003 (the "Second Supplemental Indenture" and, together with the Base Indenture and the First Supplemental Indenture, the "Indenture").

In connection with the opinion set forth below, we have examined originals, or copies certified or otherwise identified to us, of (i) the Registration Statement, (ii) the Indenture, (iii) the Partnership's Amended and Restated Certificate of Limited Partnership and Amended and Restated Agreement of Limited Partnership, each as amended to date, (iv) such records of proceedings of the Partnership's general partner, Buckeye Pipe Line Company (the "General Partner"), as we deem material to such opinion, and (v) such other certificates, statutes, records, opinions, instruments and other documents as we have deemed relevant to the opinion set forth below, and have made such other investigations as we have deemed necessary for purposes of the opinion set forth below.

In all examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing agreements, instruments or other documents, the completeness and authenticity of all records and other
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documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

Our opinion set forth below is limited to the laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act. We have assumed for purposes of our opinion that the Indenture was duly authorized, executed and delivered by the Trustee, that the Indenture is a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, and subject to the effectiveness of the Registration Statement under the Securities Act of 1933, as amended (the "Act"), we are of the opinion that when the New Notes are duly executed, issued and delivered by duly authorized officers or other representatives of the General Partner on behalf of the Partnership and the New Notes are duly authenticated by the Trustee, all in accordance with the terms of the Indenture, against surrender and cancellation of an identical principal amount of Outstanding Notes, the New Notes will constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent conveyances and transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,


MORGAN, LEWIS & BOCKIUS LLP